Exhibit 99.3

745 Seventh Avenue New York, NY 10019 United States

January 29, 2021

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated December 20, 2020, to the Special Committee of the Board of Directors of NantKwest, Inc. (the “Company”), as an Annex to the joint proxy and consent solicitation statement/prospectus that forms a part of amendment No. 1 to the Registration Statement on Form S-4 of the Company, as filed by the Company on January 29, 2021 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and ImmunityBio, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings Summary—Opinion of the Financial Advisor to the NantKwest Special Committee; The Merger—Background of the Merger; The Merger— Recommendations of the NantKwest Special Committee and the NantKwest Board of Directors; Reasons for the Merger; The Merger—Opinion of the Financial Advisor to the NantKwest Special Committee and The Merger—Certain Unaudited Prospective Financial and Operating Information.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.